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                                                       EXHIBIT 11
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               YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES

                    Earnings Per Share Computation


                         For the Years Ended September 30

                          1994           1993           1992
                         ----           ----           ----
                    (Thousands of Dollars, Except Share Data)

Net Income               $19,485 (d)    $17,479       $13,135(a)
                         -------        ----------     -------

Average Common
 Shares Outstanding(b)   10,287,683     10,287,683     9,125,183
                         ----------     ---------      ---------

Earnings Per Share         $1.89 (d)(c)   $1.70(a)(c)    $1.44(c)

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     (a)  Exclusive of a $2,566,000 credit, or $0.28 per share, resulting from a change in the Company's method of accounting for municipal property taxes.

     (b) All per share amounts have be restated to give retroactive effect to a three-for-two stock split on June 28, 1993.

     (c) Earnings per share information is the same on both a primary and fully diluted basis as Yankee Energy System, Inc. has a simple capital structure.

     (d) Exclusive of an $879,900 charge, or $0.08 per share, for a premium paid on the early redemption of the 9.125% cumulative preferred stock of Yankee Gas.